CONSULTING AGREEMENT

     This Consulting Agreement ("Agreement") is to be effective as of the 17th day of October 2001, by and between Future Carz, Inc. ("Company") with offices located at 8930 East Raintree, Suite 300 Scottsdale, AZ _85260 and Gemini Capital, LLC ("Consultant"), a California corporation, having its office located at 8910 University Center Lane, Suite 500, San Diego, CA 92122.

     For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".

     The Parties hereby agree as follows:

1. APPOINTMENT OF GEMINI CAPITAL, LLC. Company hereby appoints Consultant and Consultant hereby agrees to render services to Company as a management consultant, and advisor.

2. DUTIES:  Consultant  shall provide the company with the  following  services:
Introduction to strategic business contacts, brokerage firms, investment banks, merger or acquisition targets, equity lines of credit, asset loans, bridge financing. Other services as needed including IR or PR services as required. Company understands and acknowledges that consultant is not a broker dealer.

3. TERM. The term ("Term") of this Consulting Agreement shall be for a period of 6 months commencing on the date hereof and shall continue on a month-to-month basis hereafter. However, either party with a written notice of 30-days can cancel this "Agreement" after 120-days of execution.

4. COMPENSATION. The Company agrees to compensate Consultant with a monthly fee of $10,000.00 (ten thousand) dollars due on the 15th of each month with the first payment due upon signing.

In addition, 300,000 (three hundred thousand) shares of free trading common stock (FCZI), will be distributed to the Consultant upon execution of this Agreement.

5. FINDERS FEES: In the course of Consultant's duties, relationships may be established that bring funds into the Company that are referred by Consultant. Company hereby agrees to pay Consultant a Finders Fee in consideration for referrals hereunder as follows: Cash fee of 7% of the total amount raised and 5% warrant coverage calculated as follows: gross proceeds to the Company * 5% divided by the closing price of the Company's common stock on the Closing Date. The warrants shall have a four-year life and shall have an exercise price equal to 110% of the closing price at the Closing Date. The Company shall enter into a registration rights agreement with the Finder at the Closing Date granting piggyback registration rights with respect to the shares of Common Stock issuable upon exercise of the warrants. Such cash fees shall be due and payable on each


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Closing Date by wire  transfer in  immediately  available  funds to the accounts designated by the Finder.

6. CONFIDENTIALITY: Consultant will not disclose to any other person, firm or corporation, nor use for its own benefit, during or after the Term of this consulting Agreement, any trade secrets or other information designated as confidential by Company which is acquired by Consultant in the course of performing services hereunder. Any financial advice rendered by Consultant pursuant to this Consulting Agreement may not be disclosed in any manner without the prior written approval of Company.

Company, its agents or assigns hereby agree expressly that they directly or indirectly, for itself, or through its representatives, agents, employees or affiliates will not pursue a transaction with any introduced party acknowledged by the Company or an Agent of Consultant, financing or collateral sources, restructures, registered or non- registered stock transactions, or security structures, independent of Consultant, unless Company has a written commitment prior to the introduction.

7. INDEMNIFICATION: Company, its agents or assigns hereby agree to indemnify and hold Consultant harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Consulting Agreement, whether or not Consultant is party to such dispute. This indemnity shall not apply, however, and Consultant shall indemnify and hold company, its affiliates, its control persons, officers, employees and agents harmless from and against all liabilities, where a court of competent jurisdiction has made a final determination that Consultant engaged in gross recklessness and willful misconduct in the performance of its services hereunder, which have rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determinations, the indemnification and reimbursement provision of this
Consulting Agreement shall apply and Company shall perform its obligation hereunder to reimburse Consultant for its expenses).

8. INDEPENDENT CONTRACTOR: Consultant and Company hereby acknowledges that Consultant is an independent contractor. Consultant shall not hold itself out, as, nor shall it take any action from which others might infer that it is an agent of or a joint venture of Company.

9. PARTIAL INVALIDITY: If any part of this agreement shall be determined by a court or mediator to be invalid, the remainder hereof shall be construed as if the invalid portion has been omitted.

10. WAIVER: No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.


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11. LAW GOVERNING  AGREEMENT:  This agreement shall be governed by and construed in accordance with the laws of the California, county of San Diego.

12. MISCELLANEOUS: This Consulting Agreement sets forth the entire understanding of the Parties relating to the subject matter hereof and supercedes and cancels any prior communications, understandings and agreements between the Parties. This Consulting Agreement is non-exclusive and cannot be modified or changed, nor can any of its provisions be waived, except by written agreement signed by all Parties. In the event of any dispute as to the Terms of this Consulting
Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

13. NOTICES: Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such other addresses as a Party may designate by ten days advance written to each of the other Parties hereto:

Company:          Future Carz, Inc.
                  8930 East Raintree, Suite 300
                  Scottsdale, AZ 85260
                  Attn: Ed Heisler

Consultant:       Gemini Capital, LLC.
                  8910 University Center Lane, Suite 500
                  San Diego, Ca 92122
                  Attn: Scott Bailey/ John Laurienti

13. ENTIRE AGREEMENT: This agreement supersedes any and all other agreements, either written or oral, between the parties hereto with respect to the services of the Consultant to the Company as it relates to sales and marketing and in no way supersede any other agreements that consultant may have with company pertaining to other matters. All parties to this agreement must sign any modifications to this agreement.

With my hand below I affirm that I am the legally authorized signatory for this transaction, empowered to bind myself and/or my company to legal agreements by this signature. In so doing I attest that I fully understand the foregoing statement(s) contained in this agreement and accept the percentages without reservation or modification.



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Accepted and agreed to as of this ____ day of ____________, 2001

Future Carz, Inc.                                    Gemini Capital, LLC.



------------------------                             ---------------------------
Edward C. Heisler                                    Scott Bailey/John Laurienti
President & C.O.O.                                   Managing Partners

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